Exhibit 99
The Lorain National Bank Employee
Stock Ownership Plan

Financial Report
December 31, 2007

The Lorain National Bank
Employee Stock Ownership Plan

Contents
Report Letter	1
Statement of Assets Available for Distribution to Participants	2
Statement of Changes in Assets Available for Distribution to Participants	3
Notes to Financial Statements	4-7
Schedule of Assets Held at End of Year	Schedule 1
Schedule of Reportable Transactions	Schedule 2

Report of Independent Registered Public Accounting Firm
To the Plan Administrator
The Lorain National Bank
     Employee Stock Ownership Plan
We have audited the accompanying statement of assets available for distribution to participants of The Lorain National Bank Employee Stock Ownership Plan (the “Plan”) as of December 31, 2007 and 2006 and the related statement of changes in assets available for distribution to participants for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the assets available for distribution to participants of the Plan as of December 31, 2007 and 2006 and the changes in those assets for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Our audit was performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held at end of year as of December 31, 2007 and schedule of reportable transactions for the year ended December 31, 2007 are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.
/s/ Plante & Moran, PLLC
Columbus, Ohio
June 17, 2008

The Lorain National Bank
Employee Stock Ownership Plan

Statement of Assets Available for Distribution to Participants

	December 31
	2007	2006

Assets Available for Distribution to Participants
Short-term cash investments	$916	$1,223
Investments — At fair value — Common stock — LNB Bancorp, Inc. (Note 4)	2,321,984	2,942,177

Total investments	2,322,900	2,943,400

Receivables — Dividends and interest	36,190	33,579

Assets Available for Distribution to Participants	$2,359,090	$2,976,979

See Notes to Financial Statements.

The Lorain National Bank
Employee Stock Ownership Plan

Statement of Changes in Assets Available for
Distribution to Participants

	Year Ended December 31
	2007	2006
Additions
Dividends	$120,975	$136,154
Net realized and unrealized depreciation in fair value of investments — Common stock (Note 4)	(255,612)	(342,967)

Total investment loss	(134,637)	(206,813)

Deductions — Distributions to participants	483,252	414,590

Decrease in Assets Available for Distribution to Participants	(617,889)	(621,403)

Assets Available for Distribution to Participants — Beginning of year	2,976,979	3,598,382

Assets Available for Distribution to Participants — End of year	$2,359,090	$2,976,979

See Notes to Financial Statements.

The Lorain National Bank
Employee Stock Ownership Plan

Notes to Financial Statements
December 31, 2007 and 2006
Note 1 — Description of Plan
The following description of The Lorain National Bank Employee Stock Ownership Plan (the “Plan”) provides only general information. Participants should refer to the plan agreement for a more complete description of the Plan’s provisions.
General — The Plan is a defined contribution plan sponsored by The Lorain National Bank (the “Bank”), a wholly owned subsidiary of LNB Bancorp, Inc. (the “Bancorp”), covering substantially all employees of the Bank and related Bancorp affiliates for which the Bank acts as common paymaster. An employee is eligible to participate in the Plan after the attainment of age 21 and completion of one year of service, as defined in the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).
Under the terms of the Plan, the Investment and Trust Services Division of the Bank acts as trustee for the Plan and, as such, manages a trust fund, which includes all of the Plan’s assets. The trustee has been granted discretionary authority concerning purchases and sales of investments in the trust fund made from employer contributions.
Bank Contributions — The amount of the contribution is determined by the Bank’s board of directors in its absolute discretion. The Bank is not required to make a contribution in any specific year. Contributions are allocated to participants’ accounts in the proportion each participant’s annual compensation bears to the total annual compensation of all participants for that plan year. There were no discretionary contributions made to the Plan during 2007 and 2006.
Participant Contributions — The Plan does not permit participant contributions.

The Lorain National Bank
Employee Stock Ownership Plan

Notes to Financial Statements
December 31, 2007 and 2006
Dividend Reinvestment — All dividends received on common stock investments are reinvested in additional shares of common stock.
Vesting — Each participant vests in the Bank contribution after three years of service. Forfeitures of nonvested employer contributions are made available first to reinstate previously forfeited account balances of former participants who are re-employed by the plan sponsor within one year. The remaining forfeitures, if any, shall be allocated among the participants’ accounts in the proportion each participant’s annual compensation bears to the total annual compensation of all participants for that plan year. At December 31, 2007 and 2006, there were $53 and $817 of forfeitures, respectively, which were reallocated within the Plan.

The Lorain National Bank
Employee Stock Ownership Plan

Notes to Financial Statements
December 31, 2007 and 2006
Note 1 — Description of Plan (Continued)
Party-in-interest Transactions — The Plan invests in employer stock and therefore these transactions qualify as party-in-interest transactions as defined under ERISA guidelines. See Note 4 for further detail related to the party-in-interest transactions during the year.
Distribution Upon Termination of Employment — A participant whose employment terminates by reason of retirement on his or her early retirement date, or on his or her normal retirement date, receives his or her vested benefits. The participant may elect distribution of his or her vested benefits either in a single distribution or in annual, semiannual, quarterly, or monthly installments of substantially equal amounts for not more than five years.
A participant whose employment is terminated for any reason other than those designated above may receive a single distribution of his or her vested benefits.
Note 2 — Summary of Significant Accounting Policies
Investment Valuation — The fair value of investments and changes therein are determined through the use of current quoted market values. Purchases and sales are recorded on a trade date basis.
Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires plan management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions and deductions during the reporting period. Actual results could differ from those estimates.

The Lorain National Bank
Employee Stock Ownership Plan

Notes to Financial Statements
December 31, 2007 and 2006
Payment of Benefits — Benefit payments to participants are recorded when paid.
Administrative Expenses — The administrative expenses of the Plan are paid by the Bank.

The Lorain National Bank
Employee Stock Ownership Plan

Notes to Financial Statements
December 31, 2007 and 2006
Note 2 — Summary of Significant Accounting Policies (Continued)
Risks and Uncertainties — The Plan invests in LNB Bancorp common stock. The common stock is exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statement of net assets available for benefits.
Concentration of Credit Risk — At December 31, 2007, substantially all of the Plan’s assets were invested in Lorain National Bancorp common stock.
New Accounting Pronouncement — In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective for the fiscal year beginning after November 15, 2007. The Bancorp is currently evaluating the impact, if any, of the provisions of SFAS 157 on the Plan’s financial statements.
Note 3 — Federal Income Taxes
The Internal Revenue Service issued its latest determination letter on July 2, 2002, which stated that the Plan and its underlying trust, as designed, qualify under the applicable provisions of the Internal Revenue Code. In the opinion of the plan administrator, the Plan and its underlying trust have operated within the terms of the Plan and remain qualified under the applicable provisions of the Internal Revenue Code.

The Lorain National Bank
Employee Stock Ownership Plan

Notes to Financial Statements
December 31, 2007 and 2006

The Lorain National Bank
Employee Stock Ownership Plan

Notes to Financial Statements
December 31, 2007 and 2006
Note 4 — Party-in-interest Transactions
The following is a summary of transactions in common stock of LNB Bancorp, Inc., 100 percent owner of the Bank, during the years ended December 31, 2007 and 2006:

	Number
	of Shares	Fair Value
Balance at December 31, 2005	198,464	$3,562,432

Purchases	7,417	136,576
Sales and distributions	(22,568)	(413,864)
Net depreciation	—	(342,967)

Balance at December 31, 2006	183,313	2,942,177

Purchases	7,841	122,412
Sales and distributions	(32,658)	(486,993)
Net depreciation		(255,612)

Balance at December 31, 2007	158,496	$2,321,984

Note 5 — Assets Available for Distribution to Participants
The following is a summary of the assets available for distribution to participants as of December 31, 2007 and 2006:

	2007	2006
Assets payable to terminated participants	$640,972	$817,355
Assets available for continuing participants	1,718,118	2,159,624

Total	$2,359,090	$2,976,979

Note 6 — Plan Termination
Effective December 31, 2007, the Plan was merged into the Lorain National Bank 401(k) Plan with all assets of the Plan transferring to the

The Lorain National Bank
Employee Stock Ownership Plan

Notes to Financial Statements
December 31, 2007 and 2006
custodian of the Lorain National Bank 401(k) Plan in April 2008. Upon the transfer of assets into the Lorain National Bank 401(k) Plan, the Plan was terminated. All plan assets continue to be recorded at fair value.

The Lorain National Bank
Employee Stock Ownership Plan

Schedule of Assets Held at End of Year
Form 5500, Schedule H, Item 4i
EIN 34-0869480, Plan No. 002
December 31, 2007

	(c)
(a)(b)	Description of Investment, Including		(e)
Identity of Issuer, Borrower,	Maturity Date, Rate of Interest,	(d)	Current
Lessor, or Similar Party	Collateral, Par, or Maturity Value	Cost	Value

LNB Bancorp, Inc.*	Common stock — 158,496 shares	$2,098,486	$2,321,984

Goldman Sachs, Inc.	GSFS Treasury Fund — money market fund — 916 shares	916	916

	Total investments	$2,099,402	$2,322,900

*	Party-in-interest

The Lorain National Bank
Employee Stock Ownership Plan

Schedule of Reportable Transactions
Form 5500, Schedule H, Item 4i
EIN 34-0869480, Plan 002
Year Ended December 31, 2007

					(f)		(h)	(i)
	(b)				Expense		Current Value	Realized &
	Description of Asset (Including	(c)	(d)	(e)	Incurred	(g)	of Asset on	Unrealized
(a)	Interest Rate and Maturity	Purchase	Selling	Lease	with	Cost of	Transaction	Net Gain
Identity of Party Involved	in Case of a Loan)	Price	Price	Rental	Transaction	Asset	Date	(Loss)

A series of transactions (Category (iii)) that in the aggregate amount to more than 5 percent of the beginning value of plan assets:

LNB Bancorp, Inc.*	LNB Bancorp, Inc. common stock:
	4 purchases	$122,412	$—	$—	$—	$122,412	$122,412	$—
	13 sales	—	382,259	—	—	338,143	382,259	44,116
	8 distributions in kind	—	104,735	—	—	92,209	104,735	12,526

Goldman Sachs, Inc	GSFS Treasury Fund — Money market fund
	24 purchases	347,777	—	—	—	347,777	347,777	—
	16 sales	—	348,085	—	—	348,085	348,085	—

*	Party-in-interest